Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:
Transcontinental Realty Investors, Inc.
Investors Relations
(800) 400-6407
investor.relations@primeasset.com
Transcontinental Realty Investors, Inc. Reports Fourth Quarter and Full Year 2009 Financial Results
DALLAS (April 1, 2010) — Transcontinental Realty Investors, Inc. (NYSE: TCI), a Dallas-based real estate investment company, today reported results of operations for the year ended December 31, 2009. TCI reported a net loss applicable to common shares of $80.7 million or $9.95 per share in 2009, as compared to prior year net income applicable to common shares of $31.2 million or $3.86 per share. Net loss for the three months ended December 31, 2009 was $26.0 million or $3.20 per share, as compared to prior year net loss applicable to common shares of $14.5 million or $1.80 per share.
Results of operations for the year ended December 31, 2009 as compared to the same period ended 2008;
     Rental revenues were $151.6 million for the twelve months ended December 31, 2009. The rental revenues for 2009, as compared to the same period in 2008, increased by $13.3 million, of which the apartment portfolio increased by $11.4 million, the commercial portfolio increased by $3.9 million and the land portfolio decreased $1.1 million with the remaining $0.9 million decrease in our other portfolios.
     Depreciation expense was $29.1 million for the twelve months ended December 31, 2009. The depreciation expense for 2009, as compared to the same period in 2008, increased by $4.7 million of which the apartment portfolio increased by $3.4 million with the remainder due to the commercial portfolio.
     The provision on impairment of notes receivable, investment in real estate partnerships, and real estate assets was $42.5 million for the twelve months ended December 31, 2009. The provision on impairment of notes receivable, investment in real estate partnerships, and real estate assets for 2009, as compared to the same period in 2008, increased by $35.1 million.
     Interest income was $5.4 million for the twelve months ended December 31, 2009. The interest income recorded for 2009, as compared to the same period in 2008, increased by $2.2 million due to the receipt of interest payments due on our Unified Housing surplus cash flow notes. Interest is recognized when interest payments are received.
     Mortgage and loan interest was $70.2 million for the twelve months ended December 31, 2009. The mortgage and loan interest for 2009, as compared to the same period in 2008, decreased by $2.9 million which is due to an increase in the apartments of $1.8 million, a decrease in the commercial portfolio of $1.5 million, an increase in the land portfolio of $0.7 million and a decrease in the other portfolios of $3.9 million.
     Gain on the sale of land was $6.3 million for the twelve months ended December 31, 2009. The gain on the sale of land for 2009, as compared to the same period in 2008, increased by $1.5 million due to an increase in land sales.
     Income from discontinued operations was $2.2 million for the year ended 2009 as compared to the $62.4 million for the same period ended 2008. Included in discontinued operations are a total of seven and 25 income-producing properties as of 2009 and 2008, respectively.
About Transcontinental Realty Investors, Inc.
Transcontinental Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, hotels, shopping centers and developed and undeveloped land. We invest in real estate through direct equity ownership and partnerships nationwide. For more information, visit the Company’s web site at www.transconrealty-invest.com.

TRANSCONTINENTAL REALTY INVESTORS, INC .
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2009	2008
	(dollars in thousands, except share
	and per share amounts)
Revenues:

Rental and other property revenues	$151,647	$138,337

Expenses:
Properly operating expenses	85,087	86,237
Depreciation and amortization	29,098	24,377
General and administrative	11,063	10,349
Provision on impairment of notes receivable and real estate assets	42,513	7,417
Advisory fee to affiliate	11,903	12,064

Total operating expenses	179,664	140,444

Operating income (loss)	(28,017)	(2,107)

Other income (expense):
Interest income	5,407	3,227
Other income	3,631	3,918
Mortgage and loan interest	(70,157)	(73,053)
Earnings from unconsolidated subsidiaries and investees	(451)	(1,096)
Involuntary conversion	—	—
Litigation Settlement	356	—

Total other expenses	(61,214)	(67,004)

Loss before gain on land sales, non-controlling interest, and tax	(89,231)	(69,111)
Gain on land sales	6,296	4,798

Loss from continuing operations before lax	(82,935)	(64,313)
Income lax benefit (expense)	1,180	33,441

Net income (loss) from continuing operations	(81,755)	(30,872)

Discontinued operations:
Loss from discontinued operations	(162)	(8,368)
Gain on sale of real estate from discontinued operations	3,524	104,411
Income tax expense from discontinued operations	(1,180)	(33,616)

Net income (loss)	(79,573)	31,555
Net income (loss) attributable to non-controlling interest	(125)	654
Net income (loss) attributable to Transcontinental Realty Investors, Inc.	(79,698)	32,209
Preferred dividend requirement	(1,023)	(975)

Net income (loss) applicable to common shares	$(80,721)	$31,234

Earnings per share — basic
Gain (loss) from continuing operations	$(10.22)	$(3.86)
Discontinued operations	0.27	7.72

Net income (loss) applicable to common shares	$(9.95)	$3.86

Earnings per share — diluted
Gain (loss) from continuing operations	$(10.22)	$(3.86)
Discontinued operations	0.27	7.72

Net income (loss) applicable to common shares	$(9.95)	$3.86

Weighted average common share used in computing earnings per share	8,113,669	8,086,640
Weighted average common share used in computing diluted earnings per shore	8,113,669	8,086,640

Amounts attributable to Transcontinental Really Investors, Inc.
Income (loss) from continuing operations	$(81,755)	$(30,872)
Income from discontinued operations	2,182	62,427

Net income (loss)	$(79,573)	$31,555

TRANSCONTINENTAL REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2009	2008
	(dollars in thousands, except share and
	par value amounts)
Assets
Real estate, at cost	$1,520,043	$1,526,016
Real estate held for sale at cost, net of depreciation	5,147	8,018
Real estate subject to sales contracts at cost, net of depreciation	59,048	60,807
Less accumulated depreciation	(137,054)	(114,050)

Total real estate	1,447,184	1,480,791
Notes and interest receivable
Performing	48,051	42,413
Less allowance for estimated losses	(2,804)	(3,293)

Total notes and interest receivable	45,247	39,120
Cash and cash equivalents	5,665	5,983
Investments in securities		2,775
Investments in unconsolidated subsidiaries and investees	9,358	23,365
Other assets	100,833	88,033

Total assets	$1,608,287	$1,640,067

Liabilities and Shareholders’ Equity
Liabilities:

Notes and interest payable	$1,121,737	$1,100,852
Notes related to assets held-for-sale	5,002	4,191
Notes related to subject to sales contracts	61,886	62,972
Affiliate payables	50,163	62,367

Accounts payable and other liabilities	124,083	84,989

	1,362,871	1,315,371
Commitments and contingencies:
Shareholders’ equity:

Preferred Stock, Series C: $.01 par value, authorized 10,000,000 shares, issued and outstanding 30,000 shares in 2009 and 2008 respectively (liquidation preference $100 per share). Series D: $.01 par value, authorized, issued and outstanding 100,000 shares in 2009 and 2008 respectively	1	1

Common Stock, $.01 par value, authorized 10,000,000 shares; issued and outstanding 8,113,669 for 2009 and 2008	81	81
Paid-in capital	262,118	263,290
Retained earnings	(34,718)	44,980
Accumulated other comprehensive income	—	2,575

Total Transcontinental Realty Investors, Inc. shareholders’ equity	227,482	310,927
Non-controlling interest	17,934	13,769

Total equity	245,416	324,696

Total liabilities and equity	$1,608,287	$1,640,067